Exhibit 3.86

ARTICLES OF AMENDMENT

OF

RESTATED ARTICLES OF INCORPORATION

OF

READING’S FUN/BOOKS ARE FUN, LTD.

(Changing its name hereby to

Books Are Fun, Ltd.)

TO THE SECRETARY OF STATE OF THE STATE OF IOWA:

Pursuant to Section 490.1006 of the Iowa Business Corporation Act (the “Act”), Reading’s Fun/Books Are Fun, Ltd.., a corporation formed under the Act on November 19, 1990 (the “Corporation”), hereby adopts the following amendment to the Corporation’s Restated Articles of Incorporation:

1.                                       The name of the Corporation is Reading’s Fun/Books Are Fun, Ltd.

2.                                       The Restated Articles of Incorporation of the Corporation are amended by deleting ARTICLE 1 thereto in its entirety and inserting in lieu thereof the following:

ARTICLE 1

The name of the Corporation is Books Are Fun, Ltd.

3.                                       These Articles of Amendment were approved by holders of not less than ninety percent (90%) of the Common Shares, the only shares entitled to vote with respect to the matter, acting by written consent without a meeting or vote pursuant to Section 490.704 of the Act, on July 26, 1998.  The shareholders taking such action were the holders of 904,091 of the 906,740 issued and outstanding shares of the Corporation’s Common Stock and all 154,444 of the issued and outstanding shares of the Corporation’s Non-Voting Common Stock, acting as a single class.

4.                                       The effective date and time of this document shall be the date of filing.

Reading’s Fun/Books Are Fun, Ltd.

By:	/s/ Earl P. Kaplan
Earl P. Kaplan, President